Exhibit 10.1

PHANTOM STOCK UNIT AWARD AGREEMENT

THIS PHANTOM STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of the 30th day of June, 2011, (the “Grant Date”) between DYNEGY INC., a Delaware corporation (“Dynegy”), and the applicable employing Affiliate (collectively, the “Company”), and E. Hunter Harrison (the “Employee”).  A copy of the Dynegy Inc. 2009 Phantom Stock Plan (the “Plan”) is annexed to this Agreement and shall be deemed a part hereof as if fully set forth herein.  Unless the context otherwise requires, all terms that are not defined in this Agreement but which are defined in the Plan shall have the same meaning given to them in the Plan when used herein.

1.             The Grant.  On June 15, 2011, the Compensation and Human Resources Committee of the Board of Directors (the “Committee”) approved granting to the Employee, on the last day of each calendar quarter prior to the Employee’s Separation from Service in his capacity as an employee of the Company, a number of phantom stock units determined by dividing the “Phantom Stock Amount” (as such term is defined in the Directors’ Plan) by the Trading Day value of one share of Dynegy’s common stock, $0.01 par value per share (the “Common Stock”), on such last day of the calendar quarter (or the Trading Day immediately preceding the last day of the calendar quarter if such last day is not a Trading Day).  Therefore, the Employee is hereby granted on the Grant Date two thousand eight hundred twenty seven (2827) phantom stock units (determined in accordance with the preceding) (the “Phantom Stock Units”), which shall be granted as a matter of separate inducement and not in lieu of any salary or other compensation for the Employee’s services, subject to the acceptance by the Employee of the terms and conditions of this Agreement.  The Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Phantom Stock Units shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof, and to all of the terms and conditions of this Agreement.

2.             Phantom Stock Units.  The Employee hereby accepts the Phantom Stock Units and agrees with respect thereto as follows:

(a)           Payment and Determination of Value.  Dynegy shall pay to the Employee the value of a Phantom Stock Unit in cash not later than thirty (30) days immediately following the date the Employee incurs a Separation from Service in his capacity as an employee of the Company, and such Phantom Stock Unit shall thereafter be treated as redeemed for purposes of this Agreement.  Notwithstanding the foregoing, however, payment of the Phantom Stock Units shall be subject to any mandatory payment delay requirements under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), as set forth in more detail in Section 4 below.  Each Phantom Stock Unit shall have a value equal to one share of Common Stock, determined based on the closing price of a share of such Common Stock on the date of the Employee’s Separation from Service in his capacity as an employee of the Company (or the Trading Day immediately preceding the date of such Separation from Service if such Separation from Service date is not a Trading Day).

(b)           Vesting.  The Employee’s Phantom Stock Units shall be vested as of the Grant Date.  Notwithstanding the foregoing or anything to the contrary, however, if the Employee’s employment with the Company terminates by reason of dismissal by the Company for Cause, then the Employee’s Phantom Stock Units shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.

(c)           Transfer Restrictions.  The Phantom Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or otherwise disposed of by the Employee.

(d)           Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(i)            “Cause” shall mean, and hence arise where, as determined by the Committee in its sole discretion, the Employee (A) has been convicted of a misdemeanor involving moral turpitude or a felony; (B) has failed to substantially perform the duties of such Employee to the Company (other than such failure resulting from the Employee’s incapacity due to physical or mental condition) which results in a materially adverse effect upon the Company, financial or otherwise; (C) has refused without proper legal reason to perform the Employee’s duties and responsibilities to the Company; or (D) has breached any material corporate policy maintained and established by the Company that is applicable to the Employee, provided such breach results in a materially adverse effect upon the Company, financial or otherwise.

(ii)           “Directors’ Plan” shall mean the Dynegy Inc. Deferred Compensation Plan for Certain Directors.

(iii)          “Separation from Service” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(h).

(iv)          “Trading Day” means a day during which trading in securities generally occurs in the principal securities market in which Dynegy’s Common Stock is traded.

(e)           Shareholder Rights.  The Employee shall not have any of the rights of a shareholder of the Company with respect to the Phantom Stock Units.

(f)            Corporate Acts.  The existence of the Phantom Stock Units shall not affect in any way the right or power of the Board of Directors of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

3.             Withholding of Tax.  The Company is authorized and directed to withhold from any cash payment made to the Employee under this Agreement any tax required to be withheld by reason of such resulting compensation income.  To the extent that any portion of the Phantom Stock Units is treated as includible in the Employee’s income prior to the date a cash payment is made to the Employee under this Agreement, the Company is hereby authorized and directed to either (i) require the Employee to make payment of such taxes to the Company through delivery of cash or a cashier’s check within five (5) calendar days after the Company is required to remit such taxes to the Internal Revenue Service, or (ii) withhold from the Employee’s regular wages or bonus payments, if any, the amount of any tax required to be withheld.

4.             Code Section 409A.  If and to the extent any portion of any payment provided to the Employee under this Agreement in connection with the Employee’s Separation from Service is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the Employee is a specified employee as defined in Code Section 409A(a)(2)(B)(i), as determined by the Company in accordance with the procedures separately adopted by the Company for this purpose, by which determination the Employee, as a condition to accepting benefits under this Agreement and the Plan, agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the day that is six (6) months plus one (1) day after the date of Separation from Service (as determined under Code Section 409A) or (ii) the tenth (10th) day after the date of the Employee’s death  (as applicable, the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Employee during the period between the date of Separation from Service and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.  Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A.  This Agreement is intended to comply with the provisions of Code Section 409A and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith.  Terms defined in this Agreement and the Plan shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A.  In any event, the Company makes no representations or warranty and shall have no liability to the Employee or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

5.             Employment Relationship.  For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company or an Affiliate (as such term is defined in the Plan).  Nothing in the adoption of the Plan or the award of the Phantom Stock Units thereunder pursuant to this Agreement shall confer upon the Employee the right to continued employment by the Company or any Affiliate or affect in any way the right of the Company or any Affiliate to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, the Employee’s employment by the Company (or any Affiliate) shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company (or any Affiliate) for any reason whatsoever, with or without Cause.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

6.             Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of the Employee, such notices or communications shall be effectively delivered when hand delivered to the Employee at his or her principal place of employment or when sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered when sent by registered or certified mail to the Company at its principal executive offices.

7.             Entire Agreement; Amendment.  This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement.  This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.   In addition, if it is subsequently determined by the Committee, in its sole discretion, that the terms and conditions of this Agreement and/or the Plan are not compliant with Code Section 409A, or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement and/or the Plan may be amended by the Company accordingly.

8.             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

9.             Miscellaneous.  In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall be controlling, except with respect to the terms set forth under Sections 2(a) and (b) above.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has agreed to and accepted the terms of this Agreement, all as of the date first above written.

DYNEGY INC.

By:	/s/ Lynn Lednicky

Name:	Lynn Lednicky

Title:	EVP, Operations

EMPLOYEE

By:	/s/ E. Hunter Harrison

Name:	E. Hunter Harrison

Title:	President and Chief Executive Officer